SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-21263

                       INTEGRATED LIVING COMMUNITIES, INC.
             (Exact name of registrant as specified in its charter)

                                24850 OLD 41 ROAD
                                    SUITE 10
                          BONITA SPRINGS, FLORIDA 34135
                                 (941) 947-7200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [X]          Rule 12h-3(b)(1)(i)  [ ]
           Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]          Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [ ]

        Approximate number of holders of record as of the certificate or notice date: FOUR

        Pursuant to the requirements of the Securities Exchange Act of 1934 Integrated Living Communities has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                      INTEGRATED LIVING COMMUNITIES, INC.


Date:   July 9              , 1997    By:      Daniel M. Neidich
      ----------------------             ---------------------------------------
                                               Name:  Daniel M. Neidich
                                               Title: President